UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

PETRO RESOURCES CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-132596	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910 Houston, Texas 77056
(Address of principal executive offices)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2008, Petro Resources Corporation (the “Company”) sold its 5.33% limited partner interest in Hall-Houston Exploration II, L. P. pursuant to a Partnership Interest Purchase Agreement dated September 26, 2008, as amended on September 29, 2008. The interest was purchased by a non-affiliated partnership for a cash consideration of $8.0 million and the purchaser’s assumption of the first $1,353,000 of capital calls on the limited partnership interest sold subsequent to September 26, 2008.  The Company agreed to reimburse the purchaser for up to $754,255 of capital calls on the limited partnership interest sold in excess of the first $1,353,000 of capital calls subsequent to September 26, 2008.  The Company will realize a net gain on the sale of the asset of not less than approximately $1.10 million for the quarter ending September 30, 2008, subject to future upward adjustment to the extent that some or all of the $754,255 is not called.  The proceeds of the sale of the limited partnership were used to redeem the Company’s outstanding shares of Series A Preferred Stock.

Item 7.01 Regulation FD Disclosure.

On September 26, 2008, the Company redeemed 2,563,712 shares of the Company's outstanding Series A Preferred Stock at an aggregate redemption price of $7,946,735. The shares were held by investment funds managed by Touradji Capital Management. Pursuant to the terms of the Series A Preferred Stock, the Company was required to redeem all Series A Preferred Stock no later than October 2, 2008. After giving effect to the redemption, there are no shares of Series A Preferred Stock outstanding.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRO RESOURCES CORPORATION

Date: October 1, 2008	/s/ Wayne P. Hall
Wayne P. Hall,
Chief Executive Officer